EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Administrative Committee,

The Sharper Image 401(k) Savings Plan

Walnut Creek, California

We hereby consent to the incorporation by reference in Registration Statement No. 33-80504 of TSIC Inc, f/k/a Sharper Image Corporation, on Form S-8, of our report dated June 16, 2009, relating to the financial statements of The Sharper Image 401(k) Savings Plan appearing in this Annual Report on Form 11-K of The Sharper Image 401(k) Savings Plan for the years ended December 31, 2008 and 2007. Our report contains an explanatory paragraph regarding the Plan termination effective September 30, 2008.

/s/ BDO Seidman, LLP
San Francisco, CA
June 16, 2009